Exhibit 3
                            ARTICLES OF INCORPORATION
                                       OF
                             EVICA RESOURCES, I NC.

Article I.   Name of Corporation

The name of the Corporation is Evica Resources, Inc.

Article II.  Duration

The Corporation shall exist perpetually or until dissolved according to law.

Article III.  Purposes

The nature of the business or purpose to be conducted or promoted is: to invest in oil and gas and /or minerals, properties and/or products; and to engage in any lawful act or lawful activity under the Utah Business Corporation Act or under any other federal, state or local laws and regulations.

Article IV.  Shares

The aggregate number of shares which the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of common stock having a par value of one tenth of one cent ($.001) per share. All voting rights of the Corporation shall be exercised by the holders of the common stock, with each share of common stock being entitled to one vote. All shares of common stock shall have equal rights in the event of dissolution or final liquidation. There shall be no other "classes" than the common stock.

Article V.  Commencement of Business

The Corporation will not commence business until consideration of the value of at least One Thousand Dollars ($1,000) has been received for the issuance of shares.

Article VI.  Regulation of Internal Affairs

Section 1. Shareholders' Meetings. Meetings of shareholders may be called by the President or by any one director or by any number of shareholders owning not less than ten percent of the outstanding shares entitled to vote at such meeting. Notice of shareholders' meeting shall be given in writing by mailing such notice to the address of every shareholder, at the last known address of such shareholder, at least ten days prior to the date and hour of said meeting. Publication of notice of a shareholders' meeting is not required for any purpose. Any notice required to be given any shareholders of the Corporation may be waived by written instrument signed by such shareholders.

Section 2. By-Laws. The majority of the directors may adopt by-laws for the Corporation which are consistent with these Articles and the laws of the State of Utah and may amend and repeal from time any by-law.

Section 3. Contracts with Interested Directors or Officers. No contract, lease, or other transaction between the Corporation and any other corporation and no other act of the Corporation with relation to any other corporation shall, in the absence of fraud, in any way be invalidated or otherwise affected , by the fact that any one or more of the directors of the Corporation are pecuniary or otherwise interested in, or are directors or officers of such other corporation. Any director of the Corporation may vote upon any contract or other transaction between the Corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or individually, or any firm or association of which any director any be a member, may be a party to, or may be pecuniary or otherwise interested in, any contract, lease, or other transaction with the Corporation, provided that the fact that he individually or as a member of such firm or association is such a party to, or is so interested in, any contract, lease, or other transaction with the Corporation, shall be disclosed, or shall have been known, to the Board of


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Directors  or by a majority of such  members  thereof as shall be present at any meeting of the Board of Directors at which action upon any contract or transaction shall be taken; and in any case described in this paragraph, any such director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract, lease or other transaction and may vote thereat to authorize any such contract or transaction.

Article VII.  No Preemptive Rights

No holder of shares of the capital stock of any class of the corporation shall have any preemptive or preferential rights of subscription to any shares of any class of stock of the corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the corporation, issued or sold. The term "convertible obligations" as used herein shall include any notes, bonds or other evidences of indebtedness to which are attached or with which are issued warrants or other rights to purchase stock of the corporation.

Article VIII.  Registered Office and Agent

The address of the initial registered office of the Corporation is 9824 South Heytesbury Lane, Sandy, UT 84092 and the name of its registered agent at such address is Mr. Richard L. Wilford.

Article IX.  Directors

The number of directors which shall constitute the initial Board of Directors of the Corporation is three. They shall serve as directors until the first regular annual meeting of the shareholders or until their successors are elected and shall qualify. They are:


                  Name                                   Address

         Mr. Richard L. Wilford                   9824 South Heytesbury Lane
                                                  Sandy, UT 84092

         Mr. John M. Peterson                     659 South 1200 East #1B
                                                  Salt Lake City, UT 84102

         Ms. Sharon Farnsworth                    11228 South 700 East
                                                  Sandy, UT 84070

Article X.  Incorporators

The name and address of each incorporator are:


                  Name                                   Addresses

         Mr. Richard L. Wilford                    9824 South Heytesbury Lane
                                                   Sandy, UT 84092

         Mr. John M. Peterson                      659 South 1200 East #1B
                                                   Salt Lake City, UT 84102

         Ms. Sharon Farnsworth                     11228 South 700 East
                                                   Sandy, UT 84070

Article XI.  Indemnification - Exculpation

The  Corporation  shall  provide   indemnification  and/or  exculpation  to  its
directors,  officers,  employee, agents and other entities which deal with it to


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the  maximum  extent  provided,  and under the terms  provided,  by the laws and decisions of the courts of the State of Utah, and by any additional applicable federal or state laws or court decisions.


Dated this 16 day of August, 1983

                                  /s/   Richard L. Wilford
                                  ------------------------------------
                                  Richard L. Wilford

                                  /s/   John M. Peterson
                                  -----------------------------------
                                  John M. Perterson

                                  /s/   Sharon Farnsworth
                                  -----------------------------------
                                  Sharon Farnsworth


STATE OF UTAH                )
                               )   ss.
COUNTY OF SALT LAKE )


                  On this 16 day of August, 1983, personally appeared before me Richard L. Wilford, John M. Peterson, and Sharon Farnsworth, who, being duly sworn, declared that they are the persons who signed the within and foregoing Articles of Incorporation as incorporators, and that the statements contained therein are true.


                                       /s/   R. Blanquist
                                                         -
                                       -------------------------
                                       Notary Public
My Commission Expires:   12-12-84      Residing at S. L C., UT


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